Phillips Edison & Company Acquires
Grocery-Anchored Shopping Center in Partnership with
Cohen & Steers Income Opportunities REIT, Inc.
CINCINNATI – July 25, 2024 - Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO”), one of the nation’s largest owners and operators of grocery-anchored neighborhood shopping centers, today announced its acquisition of Des Peres Corners, a grocery-anchored shopping center in Des Peres, Missouri, with Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”). The acquisition was made through a programmatic joint venture targeting $300 million in equity and owned 80% by CNSREIT and 20% by PECO. The joint venture will focus on acquiring open-air, grocery-anchored shopping centers and will leverage PECO’s deep sector expertise.
Des Peres Corners is an approximately 121,000 square foot grocery-anchored, open-air shopping center built in 2009, located at one of the most prominent intersections in Des Peres, a growing suburb of St. Louis. The property is 90% occupied and is anchored by an approximately 74,000 square foot Schnucks grocer along with an array of national and local necessity-based retailers across the medical, beauty and personal care and food industries. Schnucks is the grocery market share leader in the St. Louis metro area with more than 100 stores throughout the Midwest.
Des Peres is recognized as a top suburban market for its proximity to high-profile employers in the area, 30 colleges and universities and a highly-rated local school system. The affluent submarket boasts strong five-year average occupancy rates for retail properties, consistently outperforming neighboring submarkets and the U.S. average, with local retail vacancy at all-time lows.
James S. Corl, Chief Executive Officer of CNSREIT and Head of the Private Real Estate Group at Cohen & Steers, said: “We are excited to launch our programmatic joint venture with Phillips Edison & Company through this first acquisition. PECO is one of the largest publicly traded owners of grocery-anchored shopping centers in the U.S., and we have watched them operate skillfully for many years in this property segment. We believe their expertise will drive value in this joint venture. More broadly, we believe CNSREIT shareholders will continue to benefit from the superior operating capabilities and access to superior deal flow that our best-in-class partners bring to our investment program.”
Jeff Edison, Chairman and Chief Executive Officer of Phillips Edison & Company, added: “We are pleased to partner with CNSREIT on this joint venture and first acquisition. This joint venture increases PECO’s access to growth capital and increases the acquisition universe available to us. We believe this joint venture will generate attractive returns for both partners.”
CNSREIT is acquiring high quality properties that generate attractive income potential across the U.S. alongside best-in-class operators. The vehicle’s initial investment focus includes well-anchored, necessity-driven shopping centers. Open-air shopping centers are at their highest occupancy level of the past 16 years at 95.7%, according to real estate analytics provider CoStar Group.
About CNSREIT
Cohen & Steers Income Opportunities REIT, Inc. is a perpetual-life, non-listed REIT formed to invest primarily in high quality, income-focused, stabilized properties within the United States. CNSREIT is externally managed by Cohen & Steers Capital Management, Inc., a subsidiary of Cohen & Steers, Inc. Further information can be found at www.cnsreit.com.
About Cohen & Steers
Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.
About Phillips Edison & Company
Phillips Edison & Company, Inc. is one of the nation’s largest owners and operators of grocery-anchored neighborhood shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. As of March 31, 2024, PECO managed

304 shopping centers, including 284 wholly-owned centers comprising 32.4 million square feet across 31 states and 20 shopping centers owned in one institutional joint venture. PECO is focused on creating great omni-channel, grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time.
PECO uses, and intends to continue to use, its Investors website, which can be found at https://investors.phillipsedison.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Forward-Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including the risk factors and other risks and uncertainties described in the Company’s 2023 Annual Report on Form 10-K, filed with the SEC on February 12, 2024, as updated from time to time in the Company’s periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Cohen & Steers Income Opportunities REIT, Inc. Contact:
Robert Klemens
Vice President, Communications
media@cohenandsteers.com

Phillips Edison & Company Contact:
Kimberly Green
Senior Vice President, Investor Relations
kgreen@phillipsedison.com